                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)*


                              Travelocity.com Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                   Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    893953109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89393109                    13G                    Page 2  of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     PAR Investment Partners, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           700,600 common stock
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          None
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         700,600 common stock
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            None
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     700,600 common stock

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.1% common stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 893953109                   13G                    Page 3  of 8 Pages
________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     PAR Group, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           700,600 common stock
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          None
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         700,600 common stock
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            None
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     700,600 common stock

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.1% common stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 893953109                   13G                    Page 4  of 8 Pages
________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     PAR Capital Management, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           700,600 common stock
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          None
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         700,600 common stock
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            None
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     700,600 common stock

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.1% common stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                           STATEMENT ON SCHEDULE 13G

________________________________________________________________________________
Item 1(a).  Name of Issuer:

            TRAVELOCITY.COM INC.

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

            4200 Buckingham MD 1400
            Fort Worth, TX 76155
________________________________________________________________________________
Item 2(a).  Name of Person Filing:

            Par Investment Partners, L.P.
            Par Group, L.P.
            Par Capital Management, Inc.
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Par Capital Management, Inc.
            One Financial Center, Suite 1600
            Boston, MA 02111
________________________________________________________________________________
Item 2(c).  Citizenship:

            State of Delaware

________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

            Common Stock

________________________________________________________________________________
Item 2(e).  CUSIP Number:

            893953109

________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

            Not Applicable

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act. 700,600 common stock

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act. 4.1% common stock

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.
               (i)   700,600 common stock
               (ii)  shared power to vote or to direct the vote:

               (iii) sole power to dispose or to direct the disposition of:
                     700,600 common stock

               (iv)  shared power to dispose or to direct the disposition of:
_______________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].
________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable
________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable
________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

         Not Applicable
________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

         Not Applicable
________________________________________________________________________________
Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 2002

                              PAR INVESTMENT PARTNERS, L.P.
                              By:      PAR GROUP, L.P.
                                       its general partner
                              By:      PAR CAPITAL MANAGEMENT, INC.
                                       its general partner

                              By:      /s/ Frederick S. Downs, Jr.
                                       -----------------------------------------
                                       Frederick S. Downs, Jr., Vice President


                              PAR GROUP, L.P.
                              By:      PAR CAPITAL MANAGEMENT, INC.,
                                       its general partner

                              By:      /s/ Frederick S. Downs, Jr
                                       -----------------------------------------
                                       Frederick S. Downs, Jr., Vice President


                              PAR CAPITAL MANAGEMENT, INC.

                              By:      /s/ Frederick S. Downs, Jr.
                                       -----------------------------------------
                                       Frederick S. Downs, Jr., Vice President

                                JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock TRAVELOCITY.COM INC. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

         In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 14th day of February, 2002.

                            PAR INVESTMENT PARTNERS, L.P.
                            By:      PAR GROUP, L.P.
                                     its general partner
                            By:      PAR CAPITAL MANAGEMENT, INC.
                                     its general partner
By:                                  /s/ Frederick S. Downs, Jr.
                                     ----------------------------------------
                                     Frederick S. Downs, Jr., Vice President


                            PAR GROUP, L.P.
                            By:      PAR CAPITAL MANAGEMENT, INC.,
                                     its general partner

                            By:      /s/ Frederick S. Downs, Jr.
                                     ----------------------------------------
                                     Frederick S. Downs, Jr., Vice President


                            PAR CAPITAL MANAGEMENT, INC.

                            By:      /s/ Frederick S. Downs, Jr.
                                     ----------------------------------------
                                     Frederick S. Downs, Jr., Vice President